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                                                                     EXHIBIT 5.1

                      [Mayer, Brown, Rowe & Maw Letterhead]

                                 April 30, 2003

Devon Energy Corporation
20 North Broadway, Suite 1500
Oklahoma City, Oklahoma 73102

Re:   Devon Energy Corporation
      Registration Statement on Form S-3


Ladies and Gentlemen:

            We have acted as special counsel to Devon Energy Corporation, a Delaware corporation ("Devon"), in connection with the proposed issuance of shares of Devon Common Stock, par value $0.10 per share ("Devon Common Stock"), if, and to the extent that, holders of shares of Series B Convertible Preferred Stock, par value $1.00 per share, of Ocean Energy, Inc. ("Ocean Preferred Stock") convert such shares of Ocean Preferred Stock into shares of Devon Common Stock as set forth in the Form S-3 Registration Statement filed with the Securities and Exchange Commission on the date hereof ("Registration Statement"). We have examined such corporate and other records, instruments, certificates and documents as we considered necessary to enable us to express this opinion.

            Based on the foregoing, it is our opinion that the Devon Common Stock has been duly and validly authorized by all necessary action on the part of Devon and, when issued upon the conversion of Ocean Preferred Stock, will be validly issued, fully paid and non-assessable by Devon.

            We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" therein.

                                          Very truly yours,

                                          /s/ MAYER, BROWN, ROWE & MAW
                                          -------------------------------------
                                          Mayer, Brown, Rowe & Maw